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                                                                      EXHIBIT 23

                  W. R. BERKLEY CORPORATION PROFIT SHARING PLAN

                       CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Directors
W. R. Berkley Corporation:

We hereby consent to the incorporation by reference in Registration Statement No. 33-88640 on Form S-8 of W. R. Berkley Corporation of our report dated June 20, 2002, relating to the statements of net assets available for plan benefits of the W. R. Berkley Corporation Profit Sharing Plan (the Plan) as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for the years then ended and the related supplemental schedule H, line 4(i), schedule of assets (held at end of year) as of December 31, 2001, which report appears in the December 31, 2001 annual report on Form 11-K of the Plan.

                                                       /s/ KPMG LLP


New York, New York
June 20, 2002